Exhibit 23(b)

Deloitte	Deloitte & Touche LLP 100 South 4th Street St. Louis, Missouri 63102-1821 USA Tel: +1 314-342-4900 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Laclede Gas Company on Form S-3 of our reports dated November 28, 2006, relating to the financial statements and financial statement schedule of Laclede Gas Company and management’s report on the effectiveness of internal control over financial reporting, appearing in Exhibit 99.1 of the Annual Report on Form 10-K of The Laclede Group, Inc. and Laclede Gas Company for the year ended September 30, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

March 20, 2007